EXHIBIT 99.1

Contact:

Denise T. Powell	Carolyn Bumgardner Wang
Sr. Director, Corporate Communications	WeissComm Partners, Inc.
Threshold Pharmaceuticals, Inc.	415-946-1065
650-474-8206	carolyn@weisscommpartners.com
dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR END 2005

FINANCIAL RESULTS AND PROVIDES 2006 GUIDANCE

— Company to Host Conference Call at 4:30 p.m. ET Today —

REDWOOD CITY, CA – March 1, 2006 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and year ended December 31, 2005.

The net loss for 2005 was $44.4 million compared to a net loss of $23.6 million in 2004. Total research and development expenses for 2005 increased to $36.0 million from $16.3 million in 2004, as clinical trials for the Company’s product candidates progressed, and staffing increased to support clinical development activities. General and administrative expenses were $11.2 million for 2005 versus $7.6 million in 2004. This increase was primarily due to additional expenses related to being a public company and increased patent expenses. Threshold recognized revenue of $0.7 million for the year ended December 31, 2005 related to a development agreement. Non-cash stock compensation expense was $9.4 million for 2005 versus $6.0 million for 2004.

The net loss for the fourth quarter of 2005 was $15.2 million compared to $7.9 million for the fourth quarter of 2004. Research and development expenses were $13.8 million for the fourth quarter of 2005 versus $5.5 million for the fourth quarter of 2004. The increase in research and development expenses primarily reflects increased costs of advancing the Company’s product pipeline, including Phase 2 and Phase 3 multi-center clinical trials of TH-070 for the treatment of benign prostatic hyperplasia (BPH), an ongoing Phase 3 study of glufosfamide for the second-line treatment of patients with pancreatic cancer and a Phase 2 study of glufosfamide in combination with gemcitabine for first-line treatment of pancreatic cancer. General and administrative expenses were $2.7 million for the fourth quarter of 2005 versus $2.5 million for the fourth quarter of 2004. The Company recognized revenue of $0.4 million in the fourth quarter of 2005. Non-cash stock compensation expense was $3.8 million for the fourth quarter of 2005 versus $2.2 million for the fourth quarter of 2004.

As of December 31, 2005, Threshold had $99.7 million in cash and marketable securities, which included net proceeds from an initial public offering and a follow-on public offering completed in February and October 2005, respectively.

“We achieved all of our key corporate and clinical milestones for 2005 and are looking forward to achieving significant milestones in 2006,” said Barry Selick, Threshold’s chief executive officer. “Over the past year, we initiated two placebo-controlled, multi-center trials of TH-070 for BPH: a Phase 2 trial in the United States and a Phase 3 study in Europe. We also reported encouraging Phase 1 results for glufosfamide plus gemcitabine in the first-line treatment of advanced solid tumors that enabled us to move that combination regimen into Phase 2 trials in advanced pancreatic cancer patients. In addition, we raised approximately $100 million in net proceeds through our initial public offering and follow-on public offering, both of which were completed last year.”

Recent Highlights

•	Presented positive Phase 1 data on glufosfamide plus gemcitabine in the first-line treatment of advanced solid tumors, including pancreatic cancer, at the American Society of Clinical Oncology (ASCO) 2006 Gastrointestinal Cancers Symposium;

•	Initiated Phase 2 study of glufosfamide plus gemcitabine for first-line treatment of advanced pancreatic cancer;

•	Continued to enroll patients in Phase 3 study of single-agent glufosfamide for second-line treatment of advanced pancreatic cancer;

•	Initiated and continued to enroll patients in Phase 2 and Phase 3 trials of TH-070 for BPH;

•	Published positive Phase 2 results for TH-070 in patients with BPH in Reviews in Urology;

•	Raised net proceeds of $38 million through an IPO and an additional $62 million through a follow-on public offering; and

•	Received important patents related to TH-070 and 2DG from the U.S. Patent and Trademark Office.

2006 Guidance and Key Milestones

The Company expects 2006 cash requirements to be in the range of $48 to $55 million. The Company continues to expect cash to last through the end of 2007.

The Company anticipates the following clinical milestones in 2006:

•	Report results from Phase 2 study in BPH with TH-070 by end of 2006;

•	Report results from Phase 3 study in BPH with TH-070 by end of 2006;

•	Report results from Phase 3 study of single-agent glufosfamide for second-line treatment of advanced pancreatic cancer by end of 2006; and

•	Commence three supportive studies with TH-070.

•	Commence at least one additional study of glufosfamide in a new cancer indication

Conference Call and Webcast Details

The Company will host a conference call today at 4:30 p.m. ET to discuss fourth quarter and year-end 2005 financial results. To access the live teleconference, dial 800-810-0924 (U.S.) or 913-981-4900 (international). To access the live audio webcast or the subsequent archived recording please log on to the Investor section of the Threshold Pharmaceuticals, Inc. website: http://www.thresholdpharm.com.

Please connect to the website several minutes prior to the start of the webcast to allow adequate time for any software download that may be necessary.

About Threshold Pharmaceuticals, Inc.

Threshold is a biotechnology company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of benign prostatic hyperplasia (BPH), a disease afflicting tens of millions of men worldwide, and cancer. By selectively targeting tumor or other abnormally-proliferating cells, the Company’s drug candidates are designed to be potentially more effective and less toxic to healthy tissues than conventional treatments. For additional information, please visit our website: (http://www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s cash position and requirements, anticipated losses, product candidates, clinical trial progress and results, and potential therapeutic uses and benefits of our product candidates. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to initiate, enroll and complete its anticipated clinical trials, the time and expense required to conduct such clinical trials, and the results of such clinical trials (including unanticipated product safety issues as well as efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 10, 2005 and is available from the SEC’s website (www.sec.gov) and on our website (http://www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(1)
Revenue	$359	$—	$690	$—

Operating expenses
Research and development	13,758	5,475	35,991	16,327
General and administrative	2,715	2,512	11,235	7,649

Total operating expenses	16,473	7,987	47,226	23,976

Loss from operations	(16,114)	(7,987)	(46,536)	(23,976)

Interest and other income	964	130	2,159	443
Interest expense	(6)	(6)	(31)	(33)

Net loss	$(15,156)	$(7,863)	$(44,408)	$(23,566)

Net loss per common share, basic and diluted	$(0.44)	$(5.05)	$(1.63)	$(20.25)

Weighted-average shares used in calculating net loss per common share, basic and diluted	34,452	1,556	27,173	1,164

(1)	Derived from audited financial statements

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)	(1)
Assets

Cash, cash equivalents and marketable securities (2)	$99,654	$28,665
Prepaid expenses and other current assets	563	1,689
Property and equipment, net	1,667	1,667
Other assets	217	192

Total assets	$102,101	$32,213

Liabilities and stockholders’ equity (deficit)

Total current liabilities	$9,562	$8,387
Long-term liabilities	3,171	460
Redeemable convertible preferred stock (3)	—	49,839
Stockholders’ equity (deficit) (2), (3)	89,368	(26,473)

Total liabilities and stockholders’ equity (deficit)	$102,101	$32,213

(1)	Derived from audited financial statements
(2)	Includes amounts raised in Initial Public Offering (February 2005) and follow-on offering (October 2005)
(3)	Redeemable convertible preferred stock was converted into common stock upon the Company’s Initial Public Offering in February 2005